Exhibit 10.27
SHIPBUILDING CONTRACT
Between
And
Hull No.

LIST OF CONTENTS

Definitions

Article 1	Description and Class

Article 2	Contract Price and Terms of Payment

Article 3	Adjustment of Contract Price

Article 4	Approval of Plans and Drawings and Inspection during Construction

Article 5	Modifications

Article 6	Trials and Acceptance

Article 7	Delivery

Article 8	Delays and Extension of Time for Delivery (Force Majeure)

Article 9	Warranty of Quality

Article 10	Rescission by Owner

Article 11	Owner’s Default

Article 12	Insurance

Article 13	Law and Dispute Resolution

Article 14	Right of Assignment

Article 15	Taxes and Duties

Article 16	Patents, Trademarks, copyrights, etc

Article 17	Owner Furnished Equipment

Article 18	Notice

Article 19	Interpretation

Article 20	Effective Date of Contract

Article 21	Indemnities/Liabilities

This CONTRACT, entered into this ___ by and between., a corporation organised and existing under the laws of Singapore, having its principal office at (hereinafter called the “Builder”), the party of the first part, and a corporation organised and existing under the laws of Delaware having its principal office at (hereinafter called the “Owner” or “Buyer”), the party of the second part,
WITNESSETH:
In consideration of the mutual covenants herein contained, the Builder agrees to erect, launch, equip and complete at its premises, in Singapore (hereinafter called the “Shipyard”) and sell and deliver to the Owner one (1) unit of Anchor Handling Tug/Supply vessel more fully described in Article 1 hereof (hereinafter called the “Vessel”), and the Owner agrees to purchase and take delivery of the Vessel from the Builder and to pay for the same, all upon the terms and conditions hereinafter set forth.

DEFINITIONS
In this Contract, the following terms shall have the meaning set forth below:
1.	“Contract” or “this Contract” shall, unless the context otherwise requires, mean this Contract together with any addendum to this Contract, which may be mutually agreed between the Parties in writing.

2.	“Parties” shall mean the Builder and the Owner or Buyer.

3.	“Classification Society” shall mean American Bureau of Shipping.

4.	“Contract Price” shall mean price in Article 2 subject to adjustment only in accordance with Articles 3 and 5 of this Contract.

5.	“Protocol of Delivery and Acceptance” shall mean the Protocol to be executed by the Builder and the Owner on delivery of the Vessel as referred to in Article 6 and 7.

6.	“Owner’s Loose Supplies” shall mean loose items to be furnished by the Owner as referred to in the Contract, and as per Exhibit “D”.

7.	“Sea Trials” shall have the meaning set forth in Article 6 hereof.

8.	“Builder’s Bank” shall mean:

for payments due to the Builder, or any other first class bank nominated by the Builder and approved by the Owner.

9.	“Owner’s Bank” shall mean:
TBD
for payments due to the Owner, or any other first class bank nominated by the Owner and approved by the Builder.

10.	“Representatives” shall mean the person or persons duly authorised by the Owner to act as its representative or representatives for construction supervision in conformity with the stipulations of Article 4 hereof.

11.	“Specification” shall mean ___dated ___, signed by both Parties and forming an integral part of the Contract.

12.	“Contract Documents” shall mean documents and drawings as per Exhibit “A” signed by both Parties and forming an integral part of the Contract.

13.	“Working Days” shall mean days other than Sundays and public holidays on which banks are open for business in Singapore.

14.	“Delivery Documents” shall mean the documents referred to in Exhibit “B”.

15.	“Effective Date” shall mean the date when the Contract becomes effective pursuant to Article 20.

16.	“Vessel” shall mean the New Building under Hull 310 as defined in the Contract and Specification.

17.	“Delivery Date” shall mean the date when the completed Vessel shall be delivered, as per Article 7, subject to modifications only in accordance with this Contract.

18.	“Owner’s Furnished Equipment” (hereinafter shall be referred to as “OFE”) shall mean all the equipment to be supplied by the Owner as per Exhibit “G”.

19.	“Corporate Guarantee” shall mean the Letter to be executed separately by the Builder and the Owner as per Exhibit H.

ARTICLE 1 — DESCRIPTION AND CLASS
1.1	Description:

The Vessel shall have the Builder’s Hull No. and shall be constructed, equipped and completed in accordance with the provisions of this Contract, and the Specifications and the General Arrangement Plan (herein collectively called the “Specifications”) signed by each of the Parties hereto for identification and attached hereto and made an integral part hereof.

1.2	Dimensions and Characteristics:

Aside from the usual stability booklet, the Builder shall produce loading curves for different combination of cargoes for safe operation as approved by ABS as per Exhibit J

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the Specifications.

1.3	Classification, Rules and Regulations:

The Vessel, including its machinery, equipment and outfittings shall be constructed in accordance with the rules (the edition and amendments thereto which will enter into force on the date of this Contract and under special survey of American Bureau of Shipping (herein called the “Classification Society”), and shall be distinguished in the register by the symbol of .

Decisions of the Classification Society as to compliance or non-compliance with the classification shall be final and binding upon both parties hereto.

The Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the Specifications in effect as of the date of this Contract. Any rules and regulations known at the Contract date to be coming into force prior to delivery date are also to be included.

All fees and charges incidental to the classification and with respect to compliance with the above-referred rules, regulations and requirements for OFE shall be for account of the Owner.

1.4	Subcontracting:

The Builder may at its sole discretion and responsibility, subcontract any portion of the construction work of the Vessel. The Owner has the right to audit all Builder’s subcontractors, and be granted full access to their premises for inspection and testing. Notwithstanding, any such sub-contracting the builder shall remain responsible for compliance with obligations of this contract as if there had been no such sub-contracting.

1.5	Registration:

The Vessel shall be registered by the Owner at its own cost and expense.

1.6	Protection of Equipment:

The Builder warrants that all reasonable efforts will be made to protect equipment during storage, installation and after placement in the hull.

ARTICLE 2 — CONTRACT PRICE AND TERMS OF PAYMENT
2.1	Contract Price:

The Contract Price of the Vessel is net receivable by the Builder, and shall be subject to upward or downward adjustment, if any, as hereinafter set forth in this Contract and as per Exhibit I.

All costs and fees, including taxes concerning payment imposed by authorities inside/outside Singapore, incurred or imposed by reason of the transfer of funds to the Builder referred to in paragraphs below hereof shall be borne by the Owner.

2.2	Terms of Payment:

The Contract Price shall be due and payable by the Owner to the Builder in the instalments as follows:
a)	First Instalment:

percent of the Contract Only shall be due and payable within Five (5) business days of Contract signing and after receipt of faxed copy of the signed Corporate Guarantee, or within Two (2) business days of receipt of the original Corporate Guarantee, whichever is the later. The Corporate Guarantee will be in the form as per Exhibit H.

b)	Second Instalment:

percent of the Contract price shall be paid when the keel has been laid but in any case not earlier than 4.months after the Contract Date.

c)	Third instalment:

percent of the Contract price shall be paid upon delivery of the four (4) main-engines to Builder’s premise or hull fully plated whichever is the earlier, but in any case not earlier than 8 months after the Contract Date.

d)	Fourth instalment:

percent of the Contract price, shall be paid upon launching of the Vessel, but in in any case not earlier than 12 months after the Contract Date.

e)	Fifth instalment:

percent of the Contract price, plus any increase or minus any decrease due to adjustments of the Contract Price under and pursuant to the provisions of this Contract, shall be due and payable upon Delivery of the Vessel.
2.3	Method of Payment:
2.3.1	In respect of the 1st instalment, the Owner shall pay the Builder the same within 5 Working Days from the date of the Contract and the Owner shall furnish to the Builder an irrevocable and unconditional Corporate

Guarantee (hereinafter called the “Corporate Guarantee”) duly executed and issued within 5 working days by a guarantor acceptable to the Builder, covering and guaranteeing the due performance of the Owner’s obligations under this Contract including, but not limited to, the payment of the Contract Price and taking delivery of the Vessel in accordance with the provisions of this Contract and substantially in the form annexed hereto as Exhibit H. This Corporate Guarantee shall continue in full force and effect until the full performance of the Owner’s obligations under this Contract.
2.3.2	The Owner shall pay the Builder the 2nd, 3rd, 4th, and 5th Instalments upon presentation of the following respective documents:
a)	in respect of the 2nd instalment, payment within three (3) Working Days of the date of presentation of stage certificate signed by Classification Society’s, and Builder’s representatives stating that the keel laying of the Vessel has been laid in the form set out in Exhibit F and a signed commercial invoice relating to the 2nd instalment; but not earlier than 4 months after Contract date.

b)	in respect of the 3rd instalment, payment within three (3) Working Days of the date of presentation of stage certificate signed by Classification Society’s, and Builder’s representatives stating that the main engines have arrived to the Builder’s premises or hull are fully plated whichever is the earlier in the form set out in Exhibit F and a signed commercial invoice relating to the 3rd instalment; but not earlier than 8 months after Contract date.

c)	in respect of the 4th instalment, payment within three (3) Working Days of presentation of stage certificate signed by Classification Society’s, and Builder’s representatives stating that the Vessel has being launched in the form set out in Exhibit F and a signed commercial invoice relating to the 4th instalment, but not earlier than 12 months after the Contract date.

d)	in respect of the 5th instalment, payment shall be made on Delivery of the Vessel in accordance with Article 7, presentation of a Protocol of Delivery and Acceptance of Vessel signed by both the Owner’s and the Builder’s representatives in the form set out in Exhibit E, and a signed commercial invoice relating to the 5th instalment.
All amounts due and owing to the Builder and/or Owner shall be paid to the Builder and/or Owner before the Vessel leaves the Shipyard. For any disputed amount, Owner and/or Builder shall place such amount into an interest bearing Bank Account in Singapore in the joint names of the Owner and the Builder until resolution of the dispute. In respect of 2nd, 3rd, and 4th payment, the due date for the payment is the date when the stage certificate is signed by the relevant parties. For 5th payment, the payment due date is the date when the Protocol of Delivery and Acceptance is signed.
2.4	Payment for Modification

Any sum due for modifications of this Contract shall be paid as follows;

a)	50% within 15 days after agreement on modications have been signed.

b)	Balance at delivery of the completed vessel.

ARTICLE 3 — ADJUSTMENT OF CONTRACT PRICE
The Contract Price shall be subject to adjustment, as hereinafter set forth, in the event of the following contingencies (it being agreed and understood by both parties that any reduction of the Contract Price is by way of liquidated damages and not by way of penalty):
3.1	Delivery:

a)	If the delivery of the Vessel is delayed more than twenty-one (21) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight on the twenty first (21st) day after the Delivery Date, the Contract Price shall be reduced by deducting there from as follows:

For each day delay after the twenty first day after Delivery Date per day to be paid upto a maximum of to the Owner.

b)	If delivery of the Vessel is made earlier than twenty-one (21) days before the Delivery Date, then, in such event, beginning at twelve o’clock midnight on the twenty second (22nd) day before the Delivery Date, the Contract Price of the Vessel shall be increased as follows:

For each day prior to the twenty first day before Delivery Date per day to be paid upto a maximum of to the Builder.

c)	For the purpose of this Article, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account all postponements of the Delivery Date by reason of permissible delays as defined in Article 8 and/or any other reasons under this Contract, is not delivered by the date upon which delivery is required under the terms of this Contract.

d)	If the delay in delivery of the Vessel, after allowing for permissible delays under Article 7 and 8, continues for a period of 120 days or more from the twenty first day after the Delivery Date, in such event, and after such period has expired, the Buyer may, at its option, rescind this Contract in accordance with the provisions of Article 10 or accept the Vessel with a total reduction in the Contract Price of five (5) percent.
3.2	Performance:

a)	If the Continuous Bollard Pull at 100% MCR at trial is less than metric tons (as corrected for enviromental conditions approved by Class), then the Contract Price shall be reduced by deducting on a cumaltive basis therefrom as follows:

If the Bollard Pull drops below metric tons then the Owner has the right of recission as per the provisions of Article 10.

ARTICLE 4 — APPROVAL OF PLANS AND DRAWINGS AND
INSPECTION DURING CONSTRUCTION
4.1	Approval of Plans and Drawings:

a)	The Builder shall submit to the Owner three (3) copies each of the plans and drawings to be submitted thereto for its address as set forth in Article 18 hereof. The Owner shall, within seven (7) days after receipt thereof, return to the Builder one (1) copy of such plans and drawings with the Owner’s approval, such approval not to be unreasonably withheld, or comments written thereon, if any. A list of the plans and drawings to be so submitted to the Owner shall be mutually agreed upon between the parties hereto.

b)	When and if the Representative (as defined in Paragraph 2 of this Article) shall have been sent by the Owner to the Shipyard in accordance with Paragraph 2 of this Article, the Builder may submit the remainder, if any, of the plans and drawings in the agreed list, to the Representative for its approval, unless otherwise agreed upon between the parties hereto. The Representative shall, within ten (10) days after receipt thereof, return to the Builder one (1) copy of such plans and drawings with his approval, such approval not to be unreasonably withheld, or comments written thereon, if any. Approval by the Representative of the plans and drawings duly submitted to him shall be deemed to be the approval by the Owner for all purposes of this Contract.

c)	In the event that the Owner or the Representative shall fail to return the plans and drawings to the Builder within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment.

4.2	Appointment of Owner’s Representative:

The Owner may send to and maintain at the Shipyard, at the Owner’s own cost and expense, one representative who shall be duly authorised in writing by the Owner (herein called the “Representative”) to act on behalf of the Owner in connection with modifications of the Specifications, approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfitting, and any other matters for which he is specifically authorised by the Owner. From time to time more than one representative may be present, however, only the appointed Representative can act on behalf of the owner.

4.3	Inspection by Representative:

The necessary inspections of the Vessel, its machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of the Builder throughout the entire period of construction, in order to ensure that the construction of the Vessel is duly performed in accordance with this Contract and the Specifications. The Representative shall have, during construction of the Vessel, the right to attend such tests and inspections of the Vessel, its machinery and equipment as are mutually agreed between the Owner and Builder. The Builder shall give a notice to the Representative reasonably in advance of the date and place of such tests and inspections to be attended by him for his convenience. Failure of the Representative to be present at such tests and inspections after due notice to him as above provided shall be deemed to be a waiver of his right to be present, but Buyers Representatives should get test results and does not waive the yards obligations in terms of quality.

In the event that the Representative discovers any construction or material or workmanship which is not deemed to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give the Builder a notice in writing as to such non-conformity. Upon receipt of such notice from the Representative, the Builder shall correct such non-conformity, if the Builder agrees with the Representative’s view.

In all working hours during the construction of the Vessel until delivery thereof, the Representative shall be given free and ready access to the Vessel, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the Vessel, including the yards, workshops, stores and offices of the Builder, and the premises of subcontractors of the Builder, who are doing work or storing materials in connection with the Vessel’s construction. Representative shall comply with all yard rules and regulations,
4.4	Facilities:

The Builder shall furnish the Representative and his assistant(s) with adequate office space at no cost, and such other reasonable facilities according to the Builder’s practice at or in the immediate vicinity of the Shipyard as may be necessary to enable them to effectively carry out their duties.

4.5	Liability of Builder:

The Representative and his assistant(s) shall at all times be deemed to be the employees of the Owner and not of the Builder.

4.6	Responsibility of Owner:

The Owner shall undertake and assure that the Representative shall carry out his duties hereunder in accordance with the normal shipbuilding practice of the Builder and in such a way as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel, and/or any disturbance in the construction schedule of the Builder.

The Builder has the right to request the Owner to replace the Representative if the Builder deems that the Representative is unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Owner shall investigate the situation by sending its representative(s) to the Shipyard if necessary, and if the Owner considers that such Builder’s request is justified, the Owner shall effect such replacement as soon as can be conveniently arranged.

4.7	Construction Schedule:

Within thirty (30) days after the effective date of this Contract, the Builder shall provide the Owner with a Construction Schedule. At the beginning of every month thereafter, the Builder shall provide the Owner with actual progress plan. Furthermore the yard shall provide a dedicated contact person who will be available to the Buyers Representative during normal working hours plus one hour before start of each workday.
ARTICLE 5 — MODIFICATIONS
5.1	Modifications of Specifications:

The Specifications may be modified and/or changed by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the Builder’s judgement, adversely affect the Builder’s planning or program, and provided, further, that the Owner shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes.

Such agreement may be effected by exchange of letters signed by the authorised representatives of the parties hereto or by faxes confirmed by such letters manifesting agreements of the parties hereto which shall constitute amendments to this Contract and/or the Specifications.

The Builder may make minor changes to the Specifications, if found necessary for introduction of improved production methods or otherwise as long as they are of better or of equal quality, provided that the Builder shall first obtain the Owner’s approval which shall not be unreasonably withheld

5.2	Substitution of Materials:

In the event that any of the materials required by the Specifications and the Makers’ List or otherwise under this Contract for the construction of the Vessel cannot be procured in time or are in short supply to maintain the Delivery Date of the Vessel, the Builder may, provided that the Owner shall so agree in writing, supply other materials from the Allowed Makers in the Makers’ List if applicable, capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the Vessel must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph 1 of this Article.

For equipment and material not specified in the the maker list, the builder shall have the sole right to procure as long as these equipment and material meet the classification, technical specification and regulatory requirments.

ARTICLE 6 — TRIALS AND ACCEPTANCE
6.1	Notice:

The Owner shall receive from the Builder at least fourteen (14) days prior notice in writing or by fax confirming in writing of the time and place of the trial run of the Vessel, and the Owner shall promptly acknowledge receipt of such notice. The Owner shall have its chosen Representative(s) on board the Vessel to witness such trial run. Failure in attendance of the Representative(s) of the Owner at the trial run of the Vessel for any reason whatsoever after due notice to the Owner as above provided shall be deemed to be a waiver by the Owner of its right to have its Representative(s) on board the Vessel at the trial run, and the Builder may conduct the trial run without the Representative of the Owner being present, and in such case the Owner shall be obligated to accept the Vessel on the basis of a certificate of the Builder that the Vessel, upon trial run, is found to conform to this Contract and the Specifications. Non attendance by the Owner’s Representatives in no way reduces the Builder’s obligations under this Contract.

6.2	Weather Condition:

The trial run shall be carried out under the weather condition which is deemed favourable enough by the judgement of the Builder. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter when favourable weather condition prevails. It is agreed that, if during the trial run of the Vessel, the weather should suddenly become so unfavourable that orderly conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the first day next following when favourable weather conditions prevail, unless the Owner shall assent in writing to acceptance of the Vessel on the basis of the trial run already made before such discontinuance has occurred.

6.3	How Conducted:

a)	All expenses in connection with the trial run are to be for the account of the Builder and the Builder shall provide at is own expense the necessary crew to comply with conditions of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the trial run as set forth in the Specifications. The course of trial run shall be determined by the Builder.

b)	Without prejudice to the generality of the foregoing, the Builder shall supply the fuel, lubricating and hydraulic oils; and grease for initial filling of the systems, including any systems associated with the OFE. The Builder shall pay the cost of the quantities of fuel, lubricating and hydraulic oils; and grease for initial fill-up of equipment as well as consumed during tests and trials, as per manufacturer’s specification. Prior to delivery, the Builder and the Owner shall carry out soundings of all the tanks and the Owner shall reimburse the Builder the quantities of remaining fuel oil and unused lubricating and hydraulic oil onboard at the prices paid by the Builder.

6.4	Method of Acceptance or Rejection:

a)	Upon completion of the trial run, the Builder shall give the Owner a notice by fax confirming in writing of completion of the trial run, as and if the Builder considers that the results of the trial run indicate conformity of the Vessel to this Contract and the Specifications. The Owner shall, within three (3) days after receipt of such notice from the Builder, notify the Builder by fax confirming in writing of its acceptance or rejection of the Vessel.

b)	Should the results of the trial run indicate that the Vessel, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, the Builder shall take necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, the Builder shall give the Owner a notice thereof by fax confirming in writing. The Owner shall, within two (2) days after receipt of such notice from the Builder, notify the Builder of its acceptance or rejection of the Vessel by fax confirming in writing.

c)	In any event that the Owner rejects the Vessel, the Owner shall indicate in its notice of rejection in what respect the Vessel, or any part or equipment thereof does not conform to this Contract and/or the Specifications.

d)	In event that the Owner fails to notify the Builder by fax confirming in writing of the acceptance of or the rejection together with the reason therefor of the Vessel within the period as provided in the above Sub-paragraph (a) or (b), the Owner shall be deemed to have accepted the Vessel.

e)	The Builder may dispute the rejection of the Vessel by the Owner under this Paragraph, in which case the matter shall be submitted for final decision by dispute resolution in accordance with Article 13 hereof.

6.5	Effect of Acceptance:

Acceptance of the Vessel as above provided whether by notice or pursuant to Paragraph 6.4(d) above shall be final and binding so far as conformity of the Vessel to this Contract and the Specifications is concerned and shall, if the Builder complies with all other procedural requirements for Delivery as provided in Article 7 hereof, preclude the Owner from refusing formal delivery of the Vessel as hereinafter provided.

6.6	Disposition of Surplus Consumable Stores:

Should any fresh water or other consumable stores furnished by the Builder for the trial run remain on board the Vessel at the time of acceptance thereof by the Owner, the Owner shall have the option to buy the same from the Builder at the original purchase price thereof, and payment by the Owner shall be effected upon delivery of the Vessel.

ARTICLE 7 — DELIVERY
7.1	Time and Place:

The Vessel shall be delivered by the Builder to the Owner at the Keppel Singmarine Singapore Shipyard not later than 23 months effective from date of contract signing.

Except that, in the event of delays in the construction of the Vessel or any performance required under this Contract especially due to delay in delivery of main engines of 17 months,gearboxes and CPP of 17 months, winches package of 17 months and other causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such term, is herein called the “Delivery Date”.

7.2	When and How Effected:

Provided that the Owner shall have fulfilled all of its obligations stipulated under this Contract, delivery of the Vessel shall be affected forthwith by the concurrent delivery by each of the parties hereto to the other of the Protocol of Delivery and Acceptance, acknowledging delivery of the Vessel by the Builder and acceptance thereof by the Owner.

7.3	Documents to be delivered to Owner:

The Builder shall deliver to the Owner all documents as specified in Exhibit B — List of Delivery Documents.

It is agreed that if, through no fault on the part of the Builder, the classification and/or other certificates are not available at the time of delivery of the Vessel, provisional or interim certificates shall be accepted by the Buyer, provided that these provisional or interim certificates are issued without any recommendation or condition. The Builder shall furnish the Owner with the permanent certificates as promptly as possible after such permanent certificates have been issued.

7.4	Tender of Vessel:

If the Owner fails to take delivery of the Vessel after completion thereof according to this Contract and the Specifications without any justifiable reason, the Builder shall nevertheless have the right to tender delivery of the Vessel after compliance with all procedural requirements as above provided.

7.5	Title and Risk:

Title to all materials (procured or purchased by Builder) and works at the Shipyard for use in connection with the construction of the Vessel, to the extent paid for by the Owner, shall also vest in the Owner as and when paid for, provided however, that the risk of loss or damage to such materials shall remain with Builder until the delivery and acceptance of the Vessel. Builder shall nonetheless always have a right of lien on the materials and works until such time as the Vessel is delivered, accepted and paid for by Owner.
7.6	Removal of Vessel:

The Owner shall take possession of the Vessel immediately upon delivery and acceptance thereof and shall remove the Vessel from the premises of the Shipyard within seven (7) days after delivery and acceptance thereof is affected. If the Owner does not remove the Vessel from the premises of the Shipyard within the aforesaid seven (7) days, then, in such event the Owner shall pay to the Builder the reasonable mooring charges of the Vessel, and other service which charges are normally charged for vessel alongside a shipyard. Alternatively, the Builder shall have the right to remove the Vessel to a location outside the Shipyard at the risk and expenses of the Owner.

ARTICLE 8 — DELAYS AND EXTENSION OF TIME FOR
DELIVERY (FORCE MAJEURE)
8.1	Causes of Delay:

If, at any time before the actual delivery, either the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is delayed due to Acts of God, acts of princes or rulers, intervention of government authorities, war (whether declared or not), blockade, revolution, insurrections, mobilisation, civil commotion, riots, strikes, sabotages, lockouts, labour shortages, (Strikes, sabotages, lockouts and labour shortages occurring strictly at the Builder’s yard shall not be cause for permissible delays) plague, epidemics, fire, flood, typhoons, hurricanes, earthquakes, tidal waves, landslides, explosions, collisions, stranding, embargoes, delays in transportation, unforeseen shortage of materials or equipment, or delay in delivery or inability to take delivery thereof beyond the Builder’s control, prolonged failure or restriction of energy sources including electric current and petroleum, mishaps of casing and/or forging, or by destruction of the Shipyard or works of the Builder or its subcontractors, or of the Vessel or any part thereof by fire, flood, or other causes, or resulting from any such causes hereinabove described which in turn delay the construction of the Vessel or the Builder’s performance under this Contract or causes beyond the reasonable control of the Builder which makes continuance of the performance of the Contract impossible; the Delivery Date shall be postponed for a period of time which shall not exceed the total accumulated time of all such delays.

8.2	Notice of Delay:

Within seven (7) days from the date of commencement of the delay, or the receipt of advice on the commencement of the delay (as from subcontractors and suppliers), on account of which the Builder claims that it is entitled under this Contract to a postponement of the Delivery Date of the Vessel, the Builder shall advise the Owner by fax confirming in writing of the date such delay commences and the reasons thereof. If no notice is received during the period of the delay, then no delay will be considered. However, if the notice of delay is received after the seven days as noted before, then such days that the notice of delay has not been received from the commencement of delay until notice is given, shall not be considered.

Likewise within seven (7) days after such delay ends, the Builder shall advise the Owner in writing or by fax confirmed in writing of the date such delay ended, and also shall specify the period of time by which the Delivery Date is postponed by reason of such delay.

The Owner may dispute the Builder’s claim that it is entitled under this Contract to a postponement of the Delivery Date of the Vessel, in which event the dispute shall be submitted for final decision by dispute resolution in accordance with Article 13 hereof.

8.3	Definition of Permissible Delay:

Delays on account of such causes as specified in Paragraph 1 of this article are to be distinguished from unauthorised delays on account of which the Contract Price is subject to adjustment as provided for in Article 3 hereof.

Notwithstanding the above, the Builder shall endeavour to keep the delay of the delivery of the Vessel due to force majeure events as described hereinabove to a minimum.

ARTICLE 9 — WARRANTY OF QUALITY
9.1	Guarantee:

The Builder undertakes to use reasonable efforts to secure the best possible guarantees and warranties from the manufacturers of machinery and equipment, which in all cases shall be valid for not less than twelve (12) months after the delivery of the vessel.

Subject to the provisions hereinafter set forth, the Builder undertakes and guarantees to remedy, free of charge to the Owner, any defects in the Vessel which are due to defective design, material or workmanship on the part of the Builder and/or its subcontractors, provided that the defects are discovered within a period of twelve (12) months after the date of delivery of the Vessel and a notice thereof is duly given to the Builder as herein below provided.

The Builder shall, wherever possible, upon the end of the twelve (12) months period, assign and transfer to the Owner in full the benefits of any unexpired guarantees and warranties.

For the purpose of this Article, the Vessel shall include her hull, machinery, equipment and gear, but excludes the OFE or any parts for the Vessel which has been supplied by or on behalf of the Owner. Builder shall not be responsible for any defects in any part of the Vessel which may subsequent to delivery of the Vessel have been replaced or in any way repaired by any other contractor, except those approved previously by the builder or for any defects which have been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of the Owner, its servants or agents or by ordinary wear and tear or by any other circumstances whatsoever beyond the control of the Builder.

9.2	Notice of Defects:

The Owner shall notify the Builder in writing, or by fax confirmed in writing, of any defects for which a claim is made under this guarantee as promptly as possible after discovery thereof provided such notice is received within seven (7) days of expiry of the warranty period. The Owner’s written notice shall describe the nature and extent of the defects.

9.3	Remedy of Defects:

a)	The Builder shall remedy, at its expense, any defects covered by the Builder’s guarantees and undertakings under this Article, by making all necessary repairs or replacements at the Shipyard. Owner shall be responsible for all costs and risks associated with bringing the Vessel to the Shipyard.

b)	However, if it is in the reasonable opinion of the Parties impractical to bring the Vessel to the Shipyard, the Owner may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable by the Owner for the purpose. In such event, the Builder shall pay to the Owner the costs of such repairs or replacements provided that Builder shall only be liable for an amount equal to the amount that Builder would have incurred if such repairs or replacements were carried out by Builder at the Shipyard.

9.4	Guarantee Engineer:

The Builder shall have the right to appoint a Guarantee Engineer to serve on the Vessel as its representative for such portion of the guarantee period as the Builder may decide. The Owner and its employees shall, subject to operational requirements of the Vessel, give the Guarantee Engineer full co-operation in carrying out his duties as the representative of the Builder on board the Vessel.

The Owner shall accord the Guarantee Engineer the treatment comparable to the Vessel’s Chief Engineer and shall provide him with accommodations and subsistence at no cost to the Builder and/or the Guarantee Engineer.

9.5	Exclusion of other warranties:

Except as set forth above in this Article 9, Builder excludes all other representations, obligations, liabilities and warranties of any kind, express or implied, including without limitation any implied warranty of good and workmanlike performance or diligence, any express or implied warranties of merchantability, fitness for a particular purpose, conformity to models or samples, design or performance, or otherwise, and any other express or implied warranty, whether at common law or in contract or tort or by statute or otherwise including without limitation strict liability or negligence, for the Vessel.

ARTICLE 10 — RESCISSION BY OWNER
10.1 Right of Rescission
Save where the termination of the Contract is mutually agreed upon between the Owner and the Builder, the Owner is not entitled to rescind the Contract except under following conditions:
a)	the Builder shall become insolvent, have a receiver appointed, apply for moratorium, be declared bankrupt, go into liquidation, or if all or substantially all of Builder’s assets shall be attached or seized; or

b)	If the Continuous Bollard Pull at 100% MCR at trial is less than 123 metric tons and as corrected for enviromental conditions approved by Class; or

c)	If the actual speed of the Vessel upon trial run using only two (2) Main Engines is less than 11 knots at 100 % MCR; or

d)	Late Delivery — as defined in Article 3.1
10.2	Notice:

In the event that the Owner shall exercise its right of rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the Owner to do so, then the Owner shall notify the Builder in writing or by fax confirming in writing, and such rescission shall be effective as of the date notice thereof is received by the Builder.

10.3	Rights upon Termination:

In the event this Contract is terminated by Owner pursuant to the provisions of Articles 10.1, the Builder shall promptly refund to the Owner the full amount of all sums paid by the Owner to the Builder on account of the Vessel together with the interest thereon, unless the Builder proceeds to the courts under the provisions of Article 13 hereof.

In such event, the Builder shall pay the Owner interest at the rate of SIBOR plus 1% per annum on the amount required herein to be refunded to the Owner, computed from the date following the date of receipt on which such sums were paid by the Owner to the Builder to the date of remittance by transfer of such refund to the Owner by the Builder.
For the purpose of this Article, the Builder shall upon execution of the Contract provide the Owner with a Corporate Guarantee as annexed hereto as Exhibit “H” Once the Builder has refunded the Owner in full, the title in and to the materials , works and Vessel, referred to in Article 7.5 shall revert automatically to Builder.
10.4	Discharge of Obligations:

Upon such refund by the Builder to the Owner, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

ARTICLE 11 — OWNER’S DEFAULT
11.1	Definition of Default:

The Owner shall be deemed to be in default of performance of its obligations under this Contract in the following cases:

a)	If the Owner fails to pay any of the 1st, 2nd, 3rd and 4th Instalments to the Builder within seven (7) Working Days after such Instalment becomes due and payable under the provisions of Article 2 hereof; or

b)	If the Owner fails to pay the 5th Instalment together with amounts for change orders to the Builder concurrently with the delivery of the Vessel by the Builder to the Owner as provided in Article 2 hereof; or

c)	If the Owner fails to take delivery of the Vessel, when the Vessel is duly tendered for delivery by the Builder under the provisions of article 7 hereof

d)	If the Owner fails to provide to the Builder the Corporate Guarantee set out in Article 2.3 within the time period set out in Article 2.3.

11.2	Interest and charge:

If the Owner is in default of payment for any Instalment as provided in Paragraph (a) and (b) of this article, the Owner shall pay interest on such Instalment at the rate of SIBOR plus one percent (SIBOR + 1%) per annum from the due date thereof to the date of payment to the Builder of the full Instalment amount including interest; in case the Owner shall fail to take delivery of the Vessel as provided in Paragraph 1 (c) of this Article, the Owner shall be deemed in default of payment of the Fifth Instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the Vessel is tendered for delivery by the Builder to the date of payment to the Builder of the full Instalment amount due including interest.

11.3	Effect of Default:

a)	If any default by the Owner occurs as provided herein before, the Delivery Date shall be automatically postponed for the period from the respective due date of continuance of such default by the Owner.

b)	If any default by the Owner continues for a period of thirty (30) days or more from the due date, the Builder may, at its option, rescind this Contract by giving notice to such effect to the Owner by confirmed in writing.

In the event of termination, the Builder shall be entitled to claim for (a) the Vessel or part thereof that has been completed; (b) all costs resulting from termination including but not limited to costs of terminating contracts with suppliers and subcontractors; (c) costs of equipment, materials and items ordered; and (d) the amount of ten percent (10%) of the Contract Price whereby such amount is a genuine estimate of the Builder’s loss and damage resulting from the Owner’s default and such amount shall not constitute a penalty.

11.4	Sale of Vessel:

a)	In the event of rescission of this Contract as above provided, the Builder shall have full right and power either to complete or not to complete the Vessel as it deems fit, and to sell the Vessel at a public or private sale on such terms and conditions as the Builder thinks fit without being answerable for any loss or damage.

b)	In the event of the sale of the Vessel in its completed state, the proceeds of the sale received by the Builder shall be applied firstly to payment of all expenses incidental to such sale and otherwise incurred by the Builder as a result of the Owner’s default, and then to payment of all unpaid Instalments of the Contract Price and interest on such Instalments at the rate of SIBOR plus one percent (SIBOR +1%) per annum from the respective due dates thereof to the date of application of such proceeds.

c)	In the event of sale of the Vessel in its uncompleted state, the proceeds of sale received by the Builder shall be applied firstly to all expenses incidental to such sale and otherwise incurred by the Builder as a result of the Owner’s default, and then to payment of all costs of construction of the Vessel less the Instalments so retained by the Builder and compensation to the Builder for its reasonable loss of profit due to the rescission of this Contract.

d)	In either of the above events of sale, if the proceeds of sale exceeds the total of amount to which such proceeds are to be applied as aforesaid, the Builder shall promptly pay the excess to the Owner without interest, provided, however, that the amount of such payment to the Owner shall in no event exceed the total amount of Instalments already paid by the Owner and the price of the OFE, if sold together with the Vessel.

e)	If the proceeds of sale are insufficient to pay such total amount payable as aforesaid, the Owner shall promptly pay the deficiency to the Builder within thirty (30) days upon receipt by the Owner of the Builder’s notice specifying the amount to be paid.

ARTICLE 12 — INSURANCE
12.1	Extent of Insurance Coverage:

From the time of keel-laying of the Vessel until the same is completed, delivered to and accepted by the Owner, the Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the Vessel or built into, or installed in or upon the Vessel, including the OFE, fully insured with International insurance companies under coverage corresponding to International Builder’s Risks Insurance Clause.

The amount of such insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the Owner to the Builder including the value of the OFE if delivered to the Builder.

The policy referred to hereinabove shall be taken out in the joint names of the Builder and the Owner. All losses under such policy shall be payable to the Builder who shall apply the recovered amount in accordance with this Article.

12.2	Application of Recovered Amount:

a)	Partial Loss:

In the event the Vessel shall be damaged by any insured cause whatsoever prior to acceptance thereof by the Owner and in the further event that such damage shall not constitute an actual or a constructive total loss of the Vessel, the Builder shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society and the Owner, and the Owner shall accept the Vessel under the Contract if completed in accordance with this Contract and Specifications.

b)	Total Loss:

However, in the event that the Vessel is determined to be an actual or constructive total loss, the Builder shall by the mutual agreement between the parties hereto, either:

i)	Proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the Vessel’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract including the Contract Price as may be necessary for the completion of such reconstruction; or

ii)	Refund immediately to the Owner, upon recovery from the insurers, the amount of all Instalments paid to the Builder under this Contract and the OFE price if delivered to the Builder, without any interest; whereupon this Contract shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the Vessel is determined to be an actual or constructive total loss, the provisions of Sub-paragraph (b) (ii) as above shall apply

12.3	Termination of Builder’s Obligation to Insure:

The Builder’s obligation to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the Owner.

12.4	Insurance

Each party shall maintain insurance with reputable insurers for the duration of the work under this Contract to support their indemnity obligations set out in Article 21. Such insurance shall name the other party as an additional insured and shall waive all rights of subrogation against the other party. Such insurance shall also provide for thirty (30) days prior written notice to the other party of cancellation, material change, or reduction of coverage. The party taking out insurance shall be responsible for any premiums and/or deductibles under such insurance. Each party shall provide to the other party a certificate of insurance evidencing such insurance.

ARTICLE 13 — LAW AND DISPUTE RESOLUTION
13.1	This Contract and all other agreements and amendments pursuant and relating to this Contract shall be construed, interpreted and in all respects be governed by English Law.

13.2	Notwithstanding any translation of this Contract Document or any of the Annexes or Exhibits hereto into any other languages, the English wording shall prevail.

13.3	If any dispute arises between the parties hereto in regard to the design and/or construction of the Vessel, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof, and/or thereon, or the Specification or the Plans, the Parties may by mutual agreement refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive, and binding upon the parties hereto. Notwithstanding any other provisions in this Contract, in the event that the Parties are not satisfied with the decision of the Classification Society or such other expert, the matter shall be referred to dispute resolution as set out in sub-paragraph 13.5.

13.4	In the event that the Parties hereto do not agree to settle a dispute according to sub-paragraph 13.3 above and/or in the event of any other dispute of any kind whatsoever between the parties and relating to this Contract or its rescission or any stipulation therein, such dispute etc. shall be submitted to dispute resolution under sub-paragraph 13.5 below.

13.5	Any dispute or difference arising out of, related to or in connection with this Contract shall be referred to and resolved by the English Courts and the Parties irrevocably submit to such non-exclusive jurisdiction.

ARTICLE 14 — RIGHT OF ASSIGNMENT
14.1	Neither of the parties hereto shall assign this Contract to a third party unless prior consent of the other party has been given in writing. Such consent shall not be unreasonably withheld. However the Owner is permitted to (1) assign this Contract to a subsidiary provided Owner remains fully liable for all obligations under this Contract to the Builder, and or (2) assign the rights and benefits under this contract to any first class bank that Owner may borrow money from.
14.2	This Contract shall endure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

ARTICLE 15 — TAXES AND DUTIES
15.1	Taxes and Duties in Singapore:

The Builder shall bear and pay all taxes and duties, including any GST if applicable, imposed in Singapore in connection with execution and/or performance of this Contract but excluding any taxes and duties imposed in Singapore upon the OFE.

ARTICLE 16 — PATENTS, TRADEMARKS, COPYRIGHTS, ETC.
16.1	Patents, Trademarks and Copyrights:

Machinery and equipment of the Vessel may bear the patent number, trademarks or trade names of the manufacturers.

The Builder shall defend and hold the Owner harmless from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including costs and expenses of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

Owner shall keep all designs, drawings and information provided by the Builder under this Contract confidential and shall not disclose the same to any third party except for the purpose of maintenance or repair of the Vessel. Further Owner shall not be entitled to use the designs, drawings and information provided by the Builder to build another vessel.

The Builder’s warranty hereunder does not extend to the OFE if any. In regard to any OFE Owner warrants to the Builder that no trademark, patent, copyright or any other rights of third parties will be infringed thereby by the use and/or possession of such items by the Builder to perform the work under this Contract and Owner shall indemnify and hold harmless Builder from and against all claims, losses, damages, expenses and/or any other costs resulting from any infringement of such third parties’ rights.

16.2	Rights to Vessel design and Drawings

Should Builder, or any other party related thereto, construct for any other party a vessel using the design, or a substantially similar design, as the one used in this Contract, Builder agrees to pay Owner USD 50,000 per vessel within 15 days of delivery of such vessel to another party. Similarly, if Owner builds a vessel using the design, or a substantially similar design, as the one used in this Contract, with any other builder, or builder not related to the Builder, Owner agrees to pay Builder USD 50,000 per vessel within 15 days of delivery of such vessel to Owner.

Nothing above shall create any warranty, express or implied, including any warranty of merchantability or fitness of the vessel for any particular purpose, and neither Builder or Owner shall have any liability for negligence or manufacturers strict liability in connection with the design, manufacture or sale of any future vessel.

Design as defined herein to be limited to the Specification attached and the list of drawings shown in Article 0.7 of said Specification only.

ARTICLE 17- OWNER FURNISHED EQUIPMENT
17.1	Responsibility of Owner:

a)	The Owner shall, at its own risk, cost and expense, supply and deliver to the Builder all of the Owner Furnished Equipment as per Exhibit G at the warehouse or other storage of the Shipyard in the proper condition ready for installation in or on the Vessel, in accordance with the time schedule set out in the Specification. In the event of late delivery of the Owner’s Furnished Equipment, the Delivery Date shall be extended for the same amount of time as the delay in delivery of the OFE.

b)	In order to facilitate installation by the Builder of the OFE in or on the Vessel, the Owner shall furnish the Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by the rules and regulations at no cost to the Builder.

c)	In the event that the OFE are found to be unsuitable, in improper condition or defective in any way Builder shall be entitled to extend the Delivery Date for any delays resulting from such causes and claim all costs and expenses incurred by the Builder from such causes including but not limited to the cost of repair or adjustment to the OFE.

d)	Supply free of charges suitable engineers for installation and commissioning of the OFE.

17.2	Responsibility of the Builder

The Builder shall be responsible for storing and handling with reasonable care of the OFE after delivery thereof at the Shipyard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that the Builder shall not be responsible for quality, efficiency and/or performance of any of the OFE.

ARTICLE 18 — NOTICE
18.1	Address:

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the Owner:

Attn

Fax No.:

To the Builder:

Attn

Fax No.:

18.2	Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.
ARTICLE 19 — INTERPRETATION

19.1	Laws:

The parties hereto agree that the validity and interpretation of this Contract and of each article and part thereof shall be governed by English laws.

19.2	Discrepancies:

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied permit an interpretation inconsistent with any provisions of this Contract, then, in each and every such event, the provisions of this Contract shall prevail and govern. The Specifications and Plan are also intended to explain each other, and anything shown on the Plan and not stipulated in the Specifications or stipulated in the Specifications and not shown on the Plan shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and Plan, the Specifications shall prevail and govern.

19.3	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

ARTICLE 20 — EFFECTIVE DATE OF CONTRACT
20.1	This Contract shall become effective as of the date of this Contract.

20.2	Any modifications of and/or changes to this Contract are only valid if executed in writing and duly signed by all Parties.

20.3	This Contract has been made in good faith in the English language and has been signed in two originals.

ARTICLE 21 — INDEMNITIES / LIABILITIES
“Builder’s Personnel” shall mean all employees, agents, subcontractors, invitees, servants or representatives of Builder.
“Owner’s Personnel” shall mean all employees, agents, subcontractors (except Builder’s Personnel), invitees, servants or representatives of Owner.
21.1	The Owner shall not be responsible for any loss of and/or damage to the property of Builder and/or Builder’s Personnel arising out of, in connection with or related to the Contract and/or the Vessel and the Builder agrees to defend, indemnify and hold the Owner and/or Owner’s Personnel free and harmless from and against any and all claims and/or liabilities (including, without limitation, the costs of any lawsuit and reasonable attorney’s fees) with respect to any such loss and/or damage, regardless of whether such loss and/or damage is caused by the negligence or fault of Owner and/or Owner’s Personnel.

21.2	The Builder shall not be responsible for any loss of and/or damage to the property of Owner and/or Owner’s Personnel arising out of, in connection with or related to the Contract and/or the Vessel and the Owner agrees to defend, indemnify and hold the Builder and/or Builder’s Personnel free and harmless from and against any and all claims and/or liabilities (including, without limitation, the costs of any lawsuit and reasonable attorney’s fees) with respect to any such loss and/or damage, regardless of whether such loss and/or damage is caused by the negligence or fault of Builder and/or Builder’s Personnel.

21.3	The Builder agrees to defend, indemnify and hold the Owner and/or Owner’s Personnel free and harmless from and against any and all claims and /or liabilities (including, without limitation, the cost of any lawsuit and reasonable attorney’s fees) arising in favour of any of Builder’s Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of Builder’s Personnel arising out of, in connection with or related to the Contract and/or the Vessel, regardless of whether the Owner and/or Owner’s Personnel may be wholly, partially or solely negligent or otherwise at fault.

21.4	The Owner agrees to defend, indemnify and hold the Builder and/or Builder’s

Personnel free and harmless from and against any and all claims and /or liabilities (including, without limitation, the cost of any lawsuit and reasonable attorney’s fees) arising in favour of any of Owner’s Personnel (or representatives or any survivor of any of the foregoing) on account of illness of, injury to and/or death of Owner’s Personnel arising out of, in connection with or related to the Contract and/or the Vessel, regardless of whether the Builder and/or Builder’s Personnel may be wholly, partially or solely negligent or otherwise at fault.

21.5	Each party agrees to indemnify and hold harmless the other party, its subsidiary and affiliated companies and their respective employees, agents and servants from and against any and all claims and liabilities in respect of damage to or loss of third party property and injury to, illness of or death of any third party to the extent caused by the indemnifying party, its subsidiary and affiliated companies and their respective employees, agents and servants, arising out of, in connection with or related to the Contract and/or the Vessel.

21.6	Except as expressly provided for in the Contract, neither party shall be liable to the other party for any consequential, direct, indirect and/or special loss and/or damage, including but not limited to loss of earnings, loss of profit, loss of contract or loss of time in operating the Vessel and/or other assets of the Owner, regardless of whether the Parties and/or Owner’s Personnel and/or Builder’s Personnel may be wholly, partially or solely negligent (including but not limited to wilful misconduct or gross negligence) or otherwise at fault.

21.7	Notwithstanding any other provision in this Contract, the maximum liability of the Builder to the Owner for any and all claims, damages, losses and expenses arising out of related to or in connection with the Vessel and /or the Contract shall not exceed ten percent (10%) of the Contract Price and such limitation shall limit such liability not only in Contract but also in tort or otherwise at law or in equity and shall further survive the expiry or cancellation of this Contract.
In witness whereof, the parties hereto have caused this Contract to be duly executed the day and year first above written.

For and on behalf of	Witnessed by

For and on behalf of	Witnessed by